The Ensign Group Announces New $600 Million Credit Facility

SAN JUAN CAPISTRANO, Calif., April 12, 2022 – The Ensign Group, Inc. (Nasdaq: ENSG), the parent company of the EnsignTM group of companies, which invest in and provide skilled nursing and senior living services, physical, occupational and speech therapies, other rehabilitative and healthcare services, and real estate, announced today that Ensign and its subsidiaries increased their credit facility by $250 million to an aggregate of $600 million. The borrowings are supported by a lending consortium arranged by Truist Securities. The new facility matures on April 8, 2027 and includes a $400 million incremental expansion option, among other things.

"These new borrowings further strengthen our long-term capital structure and, together with our strong operating performance, provide lots of dry powder for growth both on the operations and the real estate front. We have always been very prudent in protecting our balance sheet and this new facility provides us with excellent flexibility in an ever-changing healthcare environment," said Barry Port, Ensign's Chief Executive Officer. "We appreciate the continued support of our banking partners and we look forward to working with them further as we continue our strategy of disciplined growth," he added.

Mr. Port confirmed that in addition to refinancing some existing borrowings, the proceeds of the credit facility will be used to fund acquisitions, renovate and upgrade existing and future facilities, cover working capital needs and for other business purposes.

About EnsignTM
The Ensign Group, Inc.'s independent operating subsidiaries provide a broad spectrum of skilled nursing and senior living services, physical, occupational and speech therapies and other rehabilitative and healthcare services at 252 healthcare facilities, in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, South Carolina, Texas, Utah, Washington and Wisconsin. More information about Ensign is available at http://www.ensigngroup.net.

Contact Information
The Ensign Group, Inc., (949) 487-9500, ir@ensigngroup.net
SOURCE: The Ensign Group, Inc.